Exhibit 99.1

GlyEco Announces Shareholder Update Letter
GlyEco, Inc.
4 hours ago
GlobeNewswire

PHOENIX, Feb. 9, 2015 (GLOBE NEWSWIRE) -- Sustainable glycol technologies leader GlyEco, Inc. (GLYE) ("GlyEco" or the "Company"), issued a shareholder update letter from its Chairman Emeritus, John Lorenz.

Dear GlyEco Shareholders,

Our recently announced management transition is based on our goals to set the company on a long-term path to success. GlyEco has a great deal of potential and opportunity, and as a team, we have accomplished something that has never been done before. Our technology provides a viable, sustainable option for recycling a hazardous waste, and through years of hard work, we have created the world's largest independent glycol recycling network with multi-regional reach, key client partnerships, talented employees, unique technology assets, and effective financial partnerships. I remain committed to accelerating our business and product strategy as we turn the corner into increased production and revenue generation during 2015 and beyond.

We have accomplished great things in a short period of time. After more than a decade of development, we entered a period of rapid achievements that began with our becoming a publicly-traded company in November 2011. This was followed by a successful capital raising initiative that fueled the acquisition of our seven processing centers.

Using equity and approximately $2.8 million in cash, we acquired $3.6 million in equipment and $4.7 million in intangible assets. In the process, we built a team of talented and hardworking general managers who are invested in the success of our operations and deployment of our technology.

Our first phase of plant upgrades was successfully completed in only 18 months. The upgrades dramatically increased our overall processing capacity, in some markets by multiples of more than 400%, and we significantly improved the quality and value of the material we produce. We are beginning to realize results from these capital improvements. Six of our seven processing centers are cash flow positive and showing significant revenue increases. In some markets, our sales volume has tripled. As we continue to expand our service offering to customers beyond the automotive industry, I believe this growth will continue.

Our success has also come with challenges. At our New Jersey processing center, we overcame significant obstacles, including a hurricane and severe blizzards, to complete our first phase of upgrades. In meeting those challenges, we realized several major milestones. We implemented our patented-pending technology, increased equipment value by 267%, and increased our processing capacity more than 500%. We became the first company anywhere in the world to produce T1 refinery-grade recycled glycol from multiple types of waste, and we were granted a Class D Recyclable Materials Permit from the New Jersey Department of Environmental Protection. Demand for T1 recycled material continues to exceed our production capacity, and we are making progress in our effort to increase supplies in order to better serve our customers.

We've invested approximately $8.6 million to increase our processing capacity and improve our infrastructure, an investment which will pay off in increased production and revenue in 2015 and for many years to come. With this foundation in place, our focus is now firmly directed at market expansion and continued ramping of production.

We are already seeing results from this shift in focus and continue to receive very favorable response from customers. During 2013, we implemented systems to expand our geographic reach, quadrupling our service area in some territories. We successfully began penetrating new markets, including polyester manufacturers, HVAC service groups, and medical sterilization providers, and we expanded our geographic reach by successfully entering the highly-regulated Canadian market. The stage for further international expansion has been set, strengthened by formal relationships with key strategic partners, including Haldor Topsoe, a world-leading catalysis and process technology firm based in Denmark.

We have created a solid platform for the company's growth going forward. It is with that growth objective in mind that we pass the leadership of the company on to a new generation of management. Key to this transition phase is David Ide, who has earned my respect and confidence over the past eighteen months. The company is in a great position to continue to lead the evolution of sustainable glycol use, and David will lead the company while the board conducts a formal search for my successor.

With the corporate structure we've established, the strategy we've devised, the outstanding talent we have, and the unique technologies we have created, we are situated to deliver exceptional growth and value for both our customers and shareholders. I believe GlyEco's brightest days are ahead, and I look forward to contributing to its growth and success in my new role.

Sincerely,

John Lorenz

Chairman Emeritus, GlyEco

About GlyEco

GlyEco is a green chemistry company with a patent-pending technology for transforming a hazardous waste into green products. GlyEco Technology(TM) has the unique ability to clean the polluted glycols from all five waste-producing industries: HVAC, Textiles, Automotive, Airline and Medical. This technology recycles waste glycol to meet ASTM Type 1 specifications -- the same level of purity expected of refinery-grade glycols.

This patent-pending technology enables our clients to handle the removal of their waste glycol in a responsible and environmentally safe manner. Our clients can treat glycols as a more sustainable resource, recycling and re-using waste glycols repeatedly. Since most polluted glycol is disposed of in our surface waters - which can have devastating results for the environment, especially aquatic life - the GlyEco Technology(TM) solution gives our customers a way to reduce waste while caring for the environment, while reducing their costs.

About Glycol Recycling

Recycling waste glycols presents an inventive solution to supply shortages and increasing costs for refinery-produced material. Global consumption for refinery-produced ethylene glycol is over 5.5 billion gallons per year and climbing. GlyEco Technology(TM) is uniquely able to process all five sources of waste glycols, opening new avenues of supply. With proper handling, glycols can be recycled and reused indefinitely, creating the opportunity to utilize this valuable material as a predominately sustainable resource.

Special Note Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

Contact:
Bruce Haase
RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 131
Email: bruce@redchip.com